Exhibit 4.29

Agreement relating to Supplemental Agreement - Partial Prepayment Relating to Agria Asia Investments Limited

Agria Group Limited (Agria Group) New Hope International (Hong Kong) Limited (New Hope)

Details

Date	January 14th, 2013

Parties

Name	Agria Group Limited
Short name	Agria Group
Notice Details	Room 1701, 17/F., Dutyfree Commercial Building, Fuhua First Road, Futian District, Shenzhen 518048, the People’s Republic of China
Fax	86 755 8276 6965
Attention	Patrick Tsang

Name	New Hope International (Hong Kong) Limited
Short name	New Hope
Notice Details	Suite 2508, West Tower, LG Twin Tower, Jianguomenwai Avenue, Chaoyang District, Beijing, China
Fax	010-65676087
Attention	Tianli Zhang

Background

A	The parties hereto have entered into a Shareholders Agreement (“Shareholders Agreement”) as of 28 June 2011 relating to Agria Asia Investments Limited (Company).

B	Contemporaneously thereto, the parties entered into a Supplemental Agreement (“Supplemental Agreement”) as of 28 June 2011 relating to the Company.

C	In acknowledgement of the right of New Hope to exercise the Put Option, at the request of New Hope, Agria Group agrees to make an advance in the sum of US$500,000, by way of a partial prepayment of the Repurchase Price on and subject to the terms of this Agreement.

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Agreed terms

1.	Defined terms and interpretation

In this agreement, unless the context otherwise requires, words and expression defined in the Shareholders Agreement and the Supplemental Agreement shall have the same meaning in this agreement.

2.	Partial Prepayment

Agria Group hereby agrees on a date prior to 15 January 2013, make advance to New Hope in the sum of US$500,000, by way of a partial prepayment (“Partial Prepayment”) of the Repurchase Price.

3.	Repurchase Price

3.1	The parties agree that the annual compound annual interest rate of 8% on the initial subscription price of the Repurchased Shares under Clause 2 of the Supplemental Agreement shall be computed to 31 December 2012, thereafter, the initial subscription price of the Repuchased Shares shall be reduced by the amount of the Partial Prepayment as from 1 January 2013 for the purpose of computing further compound annual interest.

3.2	The parties agree that the Repurchase Price payable by Agria Group upon exercise of the Put Option by New Hope shall take into account and deduct the Partial Prepayment.

4.	Entire Agreement

This agreement, together with the Supplemental Agreement and the Shareholders Agreement dated 28 June 2011, the Charge over Shares in Agria Asia Investments Limited dated 28 June 2011 and the Personal Guaranty dated 28 June 2011 constitute the entire agreement between the parties in connection with their subject matter and supersede all previous agreements or understandings between the parties in connection with that subject matter.

5.	Miscellaneous

Subject as provided above, clauses 6, 7, 8, 9 and 10 of the Shareholders Agreement as of 28 June 2011 shall apply to this agreement with such changes as the context and circumstances require as though they were set out in full in this agreement.

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Signing page

EXECUTED as an agreement

sIGNED by AGRIA GROUP LIMITED by its duly authorised signatory:	/s/ Guanglin Lai

Signature of authorised signatory

Guanglin Lai

Name of authorised signatory

sIGNED by NEW HOPE INTERNATIONAL (HONG KONG) LIMITED by its duly authorised signatory:	/s/ Guokun Zhang

Signature of authorised signatory

Guokun Zhang

Name of authorised signatory

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